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                                Biogen Idec Inc.
                (Name of Registrant as Specified In Its Charter)

                                  Carl C. Icahn
                             Dr. Alexander J. Denner
                                Dr. Anne B. Young
                          Professor Richard C. Mulligan
                               Vincent J. Intrieri
                                Keith A. Meister
                                 David Schechter
                                Icahn Partners LP
                          Icahn Partners Master Fund LP
                        Icahn Partners Master Fund II LP
                        Icahn Partners Master Fund III LP
                         High River Limited Partnership
                             Hopper Investments LLC
                                 Barberry Corp.
                           Icahn Enterprises G.P. Inc.
                         Icahn Enterprises Holdings L.P.
                                   IPH GP LLC
                               Icahn Capital L.P.
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                                Icahn Offshore LP
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


On June 9, 2008, investment funds controlled by Carl C. Icahn sent a letter to shareholders of Biogen Idec Inc. The letter is attached hereto as Exhibit I and is incorporated herein by reference.

                                                                       EXHIBIT I
                                                                       ---------

                                ICAHN PARTNERS LP
                              ICAHN MASTER FUND LP
                             ICAHN MASTER FUND II LP
                            ICAHN MASTER FUND III LP
                          767 FIFTH AVENUE, 47TH FLOOR
                            NEW YORK, NEW YORK 10153


June 9, 2008

Dear Fellow Shareholders:

We need your vote for our slate of directors.

Our nominees will seek to ensure that Biogen Idec's Board is involved in what is happening at the Company and will look out for shareholder interests.

As has become clear to us, and contrary to Biogen's earlier statements, the current board did not "develop and execute" nor adequately "supervise" the sale process in the fall of 2007.

We say this based on our review of the Company's books and records that were turned over to us under Court Order. What is apparent, however, is that the Company allowed outside advisors and management, with little Board input, to design and execute the sale process. It appears that the Board was not aware of the details of the sale process until the process was almost concluded. In particular, the Board does not appear to have been aware of the prohibition against bidders talking with Elan prior to submitting firm and binding offers until December 9, 2007 - three days before they publicly terminated the process! We encourage you to read the results of our examination of the Company's books and records titled "The Biogen Sale Process - A Story of Missteps and Poor Design" which is attached to this letter and which provides a detailed analysis of 222 pages of the Company's books and records concerning the sale process.

Unfortunately for shareholders of Biogen, the bidders that participated in the 2007 sale process are now locked into lengthy standstill agreements which preclude such bidders from talking to the Company about an acquisition. However, if in the future it became apparent that one of the bidders from the fall of 2007 was interested in paying a large premium for the Company, our nominees could potentially persuade the incumbent directors to waive the prohibition.

Importantly, we also believe there are a number of operational areas where our nominees can work with management and the existing directors to improve the Company. If elected, you can be confident that our nominees will immediately seek to prioritize four key issues. We intend to work on these issues in cooperation with the whole board and management.

First, our nominees will make it clear that we prioritize research and development as a central component to the ethos of Biogen. We view research as central to Biogen's value and we would like to increase overall investment in research and development. Our nominees have the expertise to review all major research activities in order to determine whether there are projects that may not have received adequate attention and if so, to urge increased investment in those projects.

Second, we would seek to take measures to improve employee morale. Biogen's employees are critical to the Company's success and we would endeavor to increase their faith in the company.

Third, our nominees will seek to improve the relationship between Biogen and Elan, as well as with other business partners, including Genentech (who Biogen is currently engaged in arbitration against in connection with a dispute under a collaboration agreement between the two companies). We believe that an improved relationship between Biogen and both Elan and Genentech could benefit all three companies' shareholders, and most importantly, Tysabri and Rituxan patients. In this regard, you should know that Professor Richard Mulligan and I were influential in improving the relationship between ImClone and Bristol Myers.

Finally, our nominees will seek to review spending on areas outside of research with the view that corporate and capital expenses can be reduced by smart analysis of needs and negotiating better pricing. Again, we intend to do this in cooperation with the rest of the board.

Based on the documents we received in connection with our lawsuit in Delaware, it is our view that the current board and management have mischaracterized how the sale process was designed and conducted, and that the Board was probably not sufficiently engaged in the design, conduct or supervision of the sale process. Particularly, because of the Board's failures with regard to the sale process, we urge you to support our nominees so that you will be confident that at least three board members are looking out for shareholder interests and will be engaged in important strategic issues at the Company.

Your vote is important, no matter how many or how few shares you own.

To vote your shares, please sign, date and return the GOLD proxy card by mailing it in the pre-addressed, stamped envelope. You may also vote by phone or Internet by following the instructions on the proxy card.

Thank you for your support.

                                            Very truly yours,


                                            /s/ Alexander J. Denner
                                            -----------------------
                                            Alexander J. Denner
                                            Managing Director

          THE BIOGEN SALE PROCESS - A STORY OF MISSTEPS AND POOR DESIGN

For at least the past several months, we have publicly discussed our belief that Biogen's efforts to sell itself in the fall of 2007 failed because of the way the sale process was designed and conducted -- specifically, we were concerned about the prohibition in the sale process against potential bidders talking to the Company's key third-party partners until after the submission of binding offers, a prohibition that we believe doomed the sale process to failure from the outset. The Company has repeatedly and publicly denied our critiques, and on one occasion, even referred to us as advancing "wild conspiracy theories."(1) Having now prevailed in a lawsuit against the Company to gain access to documents that would support our suspicions regarding the design of the sale process, we write to share what we have learned with you.

As you may already know, on March 28, 2008, we requested certain books and records from the Company relating to the Company's efforts to sell itself in the fall of 2007. When the Company refused to voluntarily provide us with the documents we requested, we were forced to bring a lawsuit in the Delaware Court of Chancery to compel the Company to provide us with the documents.

Throughout the lawsuit, the Company appeared to us as if it had something to hide and thus vigorously opposed giving us access to the documents. However, in a bench ruling at the conclusion of trial on May 19, 2008, Chancellor William B. Chandler III of the Delaware Court of Chancery, ruled in our favor and against Biogen, and ordered the Company to produce various documents to us concerning Biogen's failed sale process.

Pursuant to the Court's order, on May 29, 2008, the Company provided us with 222 pages of documents regarding the failed sale process. The following day, May 30, 2008, Biogen made all of those documents available to the public through an SEC filing. In that filing, the Company asserted (among other things) that: "[t]hese documents are consistent with Biogen Idec's prior public statements about the [sales] Process and demonstrate that the [sales] Process was comprehensive and fair."(2)

Having reviewed the documents produced by the Company, we have reached a far different conclusion than the Company asserts in its May 30, 2008 SEC filing. In short, the documents confirm what we have believed for several months: The Company, in conjunction with its advisors, and with very little, if any, involvement from the Board, designed a process that was, from the outset, doomed to fail. Specifically, and as we discuss in more detail below, the documents do not appear to support (i) the Company's publicly stated position that the Board was fully involved, well-informed, and closely supervised the sale process and its design - instead, it appears that management and financial advisors led the process with very little Board involvement, (ii) public comments of Jim Mullen, the Company's chief executive officer, regarding how the process was conducted with regards to when bidders could hold discussions with Elan and what impact such discussions would have on previously submitted binding offers, and (iii) Jim Mullen's public explanations as to why the process failed. Finally, the documents appear to suggest that a late-stage bidder dropped out of the sale process after asking for, and seemingly being denied, an opportunity to talk with Elan.

_________________________
(1)  "Icahn  Files  Suit To Gain  Access  To  Biogen  Records,"  April 8,  2008,
     Reuters.
(2) The Company's DEFA14A, filed with the Securities and Exchange Commission (the "SEC") on May 30, 2008.

WAS THE BOARD FULLY INVOLVED AND WELL-INFORMED OF THE SALE PROCESS? DID THEY CLOSELY SUPERVISE THE SALE PROCESS AND ITS DESIGN?

In response to our critiques concerning how the process was designed, the Company has used the following words to indicate the Board's involvement with the sale process: it "developed", "executed", "authorized, supervised" and was "fully informed" of the design and conduct of the sale process.(3) The produced documents do not support these claims. Instead, those documents reveal the following details about the sale process.

On October 12, 2007, the day Biogen publicly announced the sale process, the Board met and "directed management to explore whether third parties would have an interest in acquiring the Company..."(4) The minutes of that meeting make no mention of any discussion regarding the design of the sale process or any mention of the Board approving any specific sale process procedures. Further, the Company has not produced any minutes predating October 12, 2007 (in fact, they have not produced any documents predating the October 12, 2007 announcement) that show how the Board was involved in designing the process. We believe that the Order of the Court of Chancery called for the production of pre-October 12, 2007 documents, which leads us to conclude that no relevant documents exist.

Based on the documents produced to us, the Board does not appear to have met following the October 12, 2007 meeting until November 8, 2007 - almost a month later! And yet, shareholders are being told that the Board "supervised" the sale process when they did not even meet for the month immediately following its public announcement. Similar to the minutes of the October 12, 2007 meeting, the minutes of the November 8, 2007 meeting still make no mention of how the process would be designed or any authorization of any specific procedures. In fact, it was not until December 9, 2007, almost two months after the process was first publicly announced (and two days after final proposals were to have been submitted by bidders) that the Board minutes reference the fact that potential bidders had been precluded from speaking with Elan until after the submission of a final and binding proposal.(5)

On December 12, 2007, the Board appears to have had its first and only substantive discussion concerning how the process was designed and conducted. Unfortunately, December 12, 2007 was, of course, two months after the process was first announced, five days after final proposals were due, and the same day Biogen announced the sale process had failed!

Why has the Company made public comments suggesting Board involvement with designing and supervising the process when, in fact, the minutes of the Board meetings during the sale process do not support this position?

_________________________
(3) See the Company's DEFA14A, filed on February 6, 2008. See also, a letter dated April 4, 2008 from Eliza W. Swann of Shearman & Sterling LLP, to Andrew Langham and Marc Weitzen of Icahn Associates Corp. (which was filed as Joint Exhibit No. 34 in High River Limited Partnership, et al. v. Biogen Idec Inc., Delaware Court of Chancery, C.A. No. 3677-CC).
(4) See the Company's Minutes of a Special Meeting of the Board of Directors, dated October 12, 2007, filed by the Company as DEFA14A, on May 30, 2008.
(5) See the Company's Minutes of a Special Meeting of the Board of Directors, dated December 9, 2007, filed by the Company as DEFA14A, on May 30, 2008.
     (6)

WHEN  COULD  BIDDERS  HOLD   DISCUSSIONS  WITH  ELAN?  WHAT  IMPACT  WOULD  SUCH
DISCUSSIONS HAVE ON PREVIOUSLY SUBMITTED FIRM AND BINDING OFFERS? WHAT DID THE BOARD KNOW?

On November 20, 2007, the Company's advisors, on behalf of Biogen, sent a bid process letter to one or more potential bidders. In that letter, potential bidders were advised that in order to continue in the sale process they needed to submit "a firm and binding offer" by December 7, 2007.(6) The bid process letter also required that the firm and binding proposal: (i) should include firm commitment letters and not be subject to financing contingences, (ii) should include a statement that the bidder "will execute" the merger agreement in the form provided by Biogen or as marked up by the bidder, (iii) should include
"best and final financial terms" and (iv) should not be subject to the completion of additional business, legal or other due diligence. The bid process letter also stated that a "prevailing prospective purchaser would be given the exclusive opportunity to engage in discussions" with Elan regarding Tysabri collaboration and that "any such discussions would take place prior to entering into the [merger agreement]." It does not say anything about the prevailing bidder being able to further negotiate financial or other terms following those discussions.

Read in conjunction, the above requirements and procedures of the bid process letter, in particular the requirement that a bidder state it "will execute" the merger agreement, the requirement that there be no due diligence conditions, the requirement that firm commitment letters be obtained, and perhaps most importantly, that discussions with Elan would be limited to one prevailing purchaser after proposals have been submitted but before the merger agreement is executed, could have led a bidder to conclude that regardless of what it learned in discussions with Elan, that since the bidder would have agreed "to execute" the agreement, the bidder would thereafter be obligated to execute the merger agreement without any further opportunity to adjust its financial or other terms!

Over the past several months, Jim Mullen, has repeatedly made comments that are wholly inconsistent with the November 20, 2007 bid process letter. For example, on January 7, 2008 at the JPMorgan Healthcare Conference Jim Mullen stated:

         And at the end [of the sale process] we asked parties to submit a binding offer and a marked up contract contingent only on the resolution of change and [sic] control agreements. And then the acquirer or if there were several very close companies would have had direct negotiations with Elan and Genentech before executing a definitive agreement. So this last part I think sounds a lot different from what I've heard and have seen written out there.(7)

Jim Mullen is correct about one thing - what he described at the JPMorgan Healthcare Conference is certainly a lot different from the November 20, 2007 bid process letter sent on the Company's behalf.

Contrary to Jim Mullen's comments above, the bid process letter does not explicitly provide that resolution of change and control agreements with Elan and Genentech would be a condition to the "firm and binding proposal" that was required by the bid process letter. The bid process letter actually makes it very clear that proposals "should not be subject to the completion of additional business, legal or other due diligence." Furthermore, Jim Mullen's public comments seem to suggest that several companies could be permitted to have discussions with Elan and Genentech, when in fact, the bid process letter provides that only "a prevailing prospective purchaser will be given the exclusive opportunity to engage in discussions with representatives of Elan" prior to entering into the agreement (emphasis added).(8) Finally, and again contrary to Jim Mullen's public comments above (in which he states potential bidders would have direct negotiations with Genentech), the bid process letter does not mention Genentech at all!

_________________________
(6) See the letter from Merrill Lynch and Goldman Sachs to potential bidders, dated November 20, 2007, filed by the Company as DEFA14A, on May 30, 2008.
(7)  See the JPM Transcript, filed by the Company as DEFA14A, on May 30, 2008.
(8) See the letter from Merrill Lynch and Goldman Sachs to potential bidders, dated November 20, 2007, filed by the Company as DEFA14A, on May 30, 2008.

Although the Board met on November 18, 2007, two days prior to the date of the bid process letter, the Board minutes from that meeting do not in any way suggest that the bid process letter, or the contents of that letter, were discussed. In fact, based on the documents produced and Jim Mullen's public comments, it is unclear whether the Board or Jim Mullen knew anything about the contents of the bid process letter.

Based on the December 9, 2007 Board minutes, on December 9, 2007 Jim Mullen informed the Board that a bidder "had been advised that they would be invited to speak with Elan after submission of [the bidder's] proposal and that they could revise their proposal after speaking with Elan" (emphasis added).(9) Why would a bidder have been advised of this when it is in direct contradiction of the bid process letter? Did Jim Mullen not know that his public comments describing the sale process at the JPMorgan Healthcare Conference, as well as the advice to the Board that a potential bidder could revise its proposal following discussions with Elan, were all in direct contradiction of the terms set forth in his Company's bid process letter? Did Jim Mullen and the Board not know how the Company's sale process was designed per the bid process letter?

At the December 9, 2007 Board meeting the Board did in fact request that "during such meeting" (presumable a reference to an upcoming Board meeting on December 12, 2007) management and advisors should review with the Board the entire sale process in thorough detail.(10) Shockingly, two months into the process, this is the first time that any Board minutes provided to us reflect any substantive inquiry by the Board as to the details of the sale process!

Finally, on June 3, 2008, the Company sent a letter to shareholders in which it stated:

         Contrary to Mr. Icahn's inaccurate suggestion, any bidder that wished to make a proposal to acquire the company would have had an opportunity to speak with our partners BEFORE incurring financing commitment fees or executing a binding agreement.(11)

How does the Company reconcile this position with their own bid process letter dated November 20, 2007, which unambiguously requires bidders to "include firm commitment letters from your financing sources"? Perhaps Biogen has had different experiences, but generally, commitment fees are incurred when firm commitment letters are issued.

Clearly, and even as recently as June 3, 2008, Biogen continues to miss the point as to discussions with Elan. Although it is awfully kind to allow bidders to talk with partners before executing a binding agreement; it is not so kind to fail to assure bidders in the bid process letter that following such discussions the bidders would have an opportunity to negotiate the financial and other terms of the merger agreement!

_________________________
(9) See the letter from Merrill Lynch and Goldman Sachs to potential bidders, dated November 20, 2007, filed by the Company as DEFA14A, on May 30, 2008.
(10) See the Company's Minutes of a Special Meeting of the Board of Directors, dated December 9, 2007, filed by the Company as DEFA14A, on May 30, 2008. In the version of the December 9, 2007 minutes publicly filed by the Company, Biogen's outside attorneys redacted the Board's request for a review of the sale process procedures. However, under pressure from our attorneys, the Company later removed certain redactions.
(11) See the Company's letter to shareholders, dated June 3, 2008, filed by the Company as DEFA14A, on June 3, 2006.

JIM MULLEN'S PUBLIC EXPLANATIONS AS TO WHY THE PROCESS FAILED ARE NOT SUPPORTED BY THE DOCUMENTS

Jim Mullen has publicly commented that the sale process failed, not because of its design, but (in one of his accounts) because of "market conditions" and (in another of his accounts) because the "perceived risk profile of Tysabri at this time is simply too great."(12) If these are the reasons the process failed, then why were these factors never discussed at Board meetings? The documents produced to us by the Company do not support Jim Mullen's position, but they do support our position: that this process failed because of its design, and specifically, the prohibition against bidders talking directly with Elan prior to submitting an offer.

WHY WAS A LATE-STAGE BIDDER DENIED ACCESS TO ELAN? WHY DID THE BOARD NOT GRANT SUCH ACCESS TO PERMIT THE BIDDER TO MAKE A BID?

On December 12, 2007, the Board met, and Mr. Jack Levy, of Goldman Sachs, provided an update of the sale process.(13) Mr. Levy advised the Board that a potential bidder had requested a meeting with Elan prior to submitting a proposal. The minutes from this Board meeting strongly suggest that the potential bidder was not granted such a meeting; instead Goldman Sachs made certain representations regarding Elan to the potential bidder -- as if representations made by bankers about a critical business partner should have given the bidder sufficient comfort to submit its "firm and binding offer"! Not surprisingly, Mr. Levy further advised the Board that the potential bidder did not submit a final proposal. Why was a late-stage bidder who had been in the process for close to two months denied its request to talk with Elan? Did the Board, management and the Company's advisors not understand that such a failure to accommodate a basic request by a seemingly credible and serious bidder could be fatal to that bidder's interest? If they did not know, they certainly found out quickly when the bidder failed to submit a bid.

Jim Mullen has stated that he does not believe the sale process, and specifically the confidentiality agreements that prohibited bidders from talking with Elan and Genentech (without Biogen's consent), "created any impediments to the sale process, and that is something we specifically reviewed with the Board of Directors to ensure we were satisfied with that."(14)

We have concluded from the December 12, 2007 Board meeting minutes that at least one potential bidder did not submit a bid because it was not permitted to talk to Elan. It appears to us that the prohibition on discussions with Elan were not only an impediment, but were actually fatal, to at least one bidder's interest in the process. Jim Mullen claims that these aspects of the process were "specifically reviewed with the Board." Perhaps so, but such specific review is wholly absent from the October, November and December Board minutes! And, even assuming Jim Mullen's claims are true, it only begs the question: why did the Board not lift the prohibition and let the late-stage bidder talk to Elan? If the Board was truly interested in selling the Company, it would have done so, yet the minutes do not suggest that the Board even considered doing this.

In conclusion, when the Court ordered Biogen to produce books and records, we were confident that a number of our beliefs would be confirmed. Today, we can report to you that this is in fact the case. Biogen's books and records show that:

     o the Board had very little input in designing and supervising the process,

     o it appears at least one potential bidder was denied its request to talk to Elan before submitting a firm and binding offer, which may have caused that bidder to walk away from the process, and

     o a number of Biogen's subsequent assertions regarding the process are not consistent with their own documents!

_________________________
(12) Compare the transcript of the Company's fourth-quarter earnings call, filed by the Company as DEFA14A on February 6, 2008, with the Company's May 8, 2008 letter to stockholders regarding the proxy contest, filed by the Company a DEFA14A on May 8, 2008.
(13) See the Company's Minutes of a Special Meeting of the Board of Directors, dated December 12, 2007, filed by the Company as DEFA14A, on May 30, 2008.
(14) See the Company's fourth-quarter earnings call, filed by the Company as DEFA14A on February 6, 2008.